Kohl's Corporation Reports Second Quarter Financial Results

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--August 14, 2014-- Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter ended August 2, 2014.

	Quarter			Year to Date
($ in millions)	2014	2013	Change	2014		2013	Change
Sales	$4,242	4,289	(1.1)%	$8,312		$8,488	(2.1)%
Comparable store sales	(1.3)%	0.9%	-	(2.3)%		(0.5)%	-
Net income	$232	$231	—%	$357	986	$378	(6)%
Diluted earnings per share	$1.13	$1.04	9%	$1.73		$1.70	2%

Kevin Mansell, Kohl's chairman, president and chief executive officer, said, “We are pleased with the improvement we saw in sales as the quarter progressed. The improvement was the most dramatic in the month of July which posted a positive comp. As they consistently do, our teams did a great job of managing expenses throughout the quarter. We enter the back-to-school season with fresh, new inventory and encouraging momentum."

Dividend
On August 12, 2014, Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.39 per share. The dividend is payable September 24, 2014 to shareholders of record at the close of business on September 10, 2014.

Store Update
Kohl’s ended the quarter with 1,160 stores in 49 states, compared with 1,155 stores at the same time last year. The Company opened four new store locations, relocated one existing store and permanently closed two stores during the first quarter of 2014. It expects to open four new stores this Fall, including one store which was temporarily closed in the first quarter for a complete re-build.

Second Quarter 2014 Earnings Conference Call
Kohl's will host its quarterly earnings conference call at 8:30 am ET on August 14, 2014. The phone number for the conference call is (800) 230-1096. Replays of the call will be available for 30 days by dialing (800) 475-6701.  The conference ID for both the live call and the replay is 333513. The conference call and replays are also accessible via the Company's web site at
http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.

Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's
Kohl’s (NYSE: KSS) is a leading specialty department store with 1,160 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to our communities, Kohl’s has raised more than $257 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc.  For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Connect with Kohl’s:
Facebook (http://www.facebook.com/Kohls)
Twitter (http://twitter.com/Kohls)
Google+ (http://plus.google.com/+Kohls)
Pinterest (http://pinterest.com/Kohls)
Instagram (http://instagram.com/Kohls)

Contacts
Investor Relations:
Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:
Bevin Bailis, SVP, PR and Communications, (262) 703-1464

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014		August 3, 2013
Net sales	$4,242	$4,289	$8,312		$8,488
Cost of merchandise sold	2,588	2,613	5,162		5,284

Gross margin	1,654	1,676	3,150		3,204

Operating expenses:
Selling, general, and administrative	981	1,000	1,981		1,997
Depreciation and amortization	222	225	438		439

Operating income	451	451	731		768

Interest expense, net	85	84	170		167

Income before income taxes	366	367	561		601
Provision for income taxes	134	136	70		87

Net income	$232	$231	$357	$986	$378

Basic net income per share	$1.14	$1.05	$1.74		$1.71
Average number of shares	204	220	205		221

Diluted net income per share	$1.13	$1.04	$1.73		$1.70
Average number of shares	205	222	206		222

As a percent of net sales:
Gross margin	39.0%	39.1%	37.9%		37.7%
Selling, general and
administrative expenses	23.1%	23.3%	23.8%		23.5%
Operating income	10.6%	10.5%	8.8%		9.0%
Net income	5.5%	5.4%	4.3%		4.5%

KOHL'S CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions)
(Unaudited)

	August 2, 2014	August 3, 2013
Assets
Current assets:
Cash and cash equivalents	$746	$592
Merchandise inventories	3,899	3,856
Deferred income taxes	132	150
Other	300	284

Total current assets	5,077	4,882

Property and equipment, net	8,686	8,891
Other assets	338	324

Total assets	$14,101	$14,097

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,479	$1,396
Accrued liabilities	1,057	1,065
Income taxes payable	43	75
Current portion of capital lease
and financing obligations	105	147

Total current liabilities	2,684	2,683

Long-term debt	2,792	2,492
Capital lease and financing obligations	1,896	1,948
Deferred income taxes	358	381
Other long-term liabilities	562	540
Shareholders' equity	5,809	6,053

Total liabilities and shareholders' equity	$14,101	$14,097

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)
(Unaudited)

	Six Months Ended
	August 2, 2014	August 3, 2013
Operating activities
Net income	$357	$378
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	438	439
Share-based compensation	24	27
Excess tax benefits from share-based compensation	(2)	(2)
Deferred income taxes	(17)	(12)
Other non-cash revenues and expenses	11	18
Changes in operating assets and liabilities:
Merchandise inventories	(20)	(103)
Other current and long-term assets	3	22
Accounts payable	114	89
Accrued and other long-term liabilities	(103)	(20)
Income taxes	(75)	(74)

Net cash provided by operating activities	730	762

Investing activities
Acquisition of property and equipment	(374)	(284)
Other	6	14

Net cash used in investing activities	(368)	(270)

Financing activities
Treasury stock purchases	(392)	(266)
Shares withheld for taxes on vested restricted shares	(16)	(13)
Dividends paid	(160)	(153)
Proceeds from financing obligations	3	—
Capital lease and financing obligation payments	(61)	(52)
Proceeds from stock option exercises	37	46
Excess tax benefits from share-based compensation	2	1
Deferred financing costs	—	(1)

Net cash used in financing activities	(587)	(437)

Net decrease in cash and cash equivalents	(225)	55
Cash and cash equivalents at beginning of period	971	537

Cash and cash equivalents at end of period	$746	$592